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Exhibit 10.2

Stock Option No.

BRIDGEPOINT EDUCATION, INC.,
2005 STOCK INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT

        You have been granted the following option to purchase common stock of Bridgepoint Education, Inc. (the "Company"):

Name of Optionee:
Total Number of Shares Granted:	("Optioned Stock")
Type of Option:	☐ Incentive Stock Option
☐ Non-Statutory Stock Option
Exercise Price Per Share:	$
Date of Grant:
Date Exercisable:
This option may be exercised with respect to the first 25% of the Optioned Stock when the Optionee completes 12 months of continuous Service after the Vesting Commencement Date. This option may be exercised with respect to an additional 2% of the Optioned Stock when the Optionee completes each of the next 33 consecutive months of continuous Service thereafter. This option may be exercised with respect to an additional 3% of the Optioned Stock when the Optionee completes each of the 46th through 48th month of continuous Service after the Vesting Commencement Date.
Vesting Commencement Date:
Expiration Date:

1

By your signature and the signature of the Company's representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of this Notice of Stock Option Grant, the Stock Option Agreement, and the Bridgepoint Education, Inc. 2005 Stock Incentive Plan, both of which are attached to and made a part of this document.

OPTIONEE	BRIDGEPOINT EDUCATION, INC.
By:
Print Name	Title:
Social Security Number

2

BRIDGEPOINT EDUCATION, INC.
2005 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT

        1.    Definitions.    Unless otherwise defined herein, the terms defined in the Bridgepoint Education, Inc. 2005 Stock Incentive Plan (the "Plan") shall have the same defined meanings in this Stock Option Agreement.

        2.    Grant of Option.    Pursuant to the terms and conditions set forth in the Notice of Stock Option Grant attached hereto, this Agreement, and the Plan, Bridgepoint Education, Inc. (the "Company") grants to the optionee named in the Notice of Stock Option Grant ("Optionee") on the date of grant set forth in the Notice of Stock Option Grant ("Date of Grant") the option to purchase, at the exercise price set forth in the Notice of Stock Option Grant ("Exercise Price"), the number of Shares set forth in the Notice of Stock Option Grant. This option is intended to be an Incentive Stock Option or a Non-Statutory Stock Option, as provided in the Notice of Stock Option Grant.

        3.    Exercise of Option.    Subject to the other conditions set forth in this Agreement, all or part of this option may be exercised prior to its expiration at the time or times set forth in the Notice of Stock Option Grant; provided, however, the Optionee shall cease vesting in this option on the Optionee's Termination Date. This option may also become exercisable in accordance with Section 21 below. Notwithstanding anything herein to the contrary, this option may not be exercised until the stockholders of the Company have approved the Plan in accordance with Section 18 of the Plan. If the stockholders of the Company do not approve the Plan within the 12 months provided for in Section 18 of the Plan, then this option shall terminate as of the end of such 12 month period.

        4.    Expiration of Option.    Subject to the provisions of Section 5 hereof, this option shall expire and all rights to purchase Shares hereunder shall cease on the date set forth in the Notice of Stock Option Grant ("Expiration Date").

        5.    Termination of Option.    In the event that the Optionee's Service terminates for any reason other than due to a Disability, death, or Cause, this option shall expire on the date that is three months following the Optionee's Termination Date, unless this option would expire pursuant to Section 4 at an earlier date in which case this option will expire on the earlier Expiration Date. In the event that the Optionee's Service terminates due to a Disability, this option shall expire on the date that is 12 months following the Optionee's Termination Date, unless this option would expire pursuant to Section 4 at an earlier date in which case this option will expire on the earlier Expiration Date. In the event that the Optionee should die while in Service, this option shall expire on the date that is 12 months after the Optionee's death, unless this option would expire pursuant to Section 4 at an earlier date in which case this option will expire on the earlier Expiration Date. In the event that the Optionee's Service terminates for Cause, this option shall terminate on the Termination Date.

        6.    Non-transferability of Option.    This option shall be non-transferable by the Optionee other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Optionee only by the Optionee, or as to Non-Statutory Stock Options also, by the Optionee's guardian or legal representative. After the death of the Optionee, this option may be exercised prior to its termination by the Optionee's legal representative, heir or legatee, to the extent permitted in the Plan. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of this option (a "Transfer"), or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, this option and the rights and privileges conferred hereby shall immediately become null and void. Until written notice of any permitted passage of rights under this option shall have been given to and received by the Secretary of the Company, the Company may, for all purposes, regard the Optionee as the holder of this option.

        7.    Method of Exercise.    The rights granted under this Agreement may be exercised by the Optionee, or by the person or persons to whom the Optionee's rights under this Agreement shall have passed under the provisions of Section 6 hereof, by delivering to the Company in care of its Secretary at the Company's principal office, written notice of the number of Shares with respect to which the rights are being exercised, accompanied by this Agreement for appropriate endorsement by the Company, such investment letter as may be required by Section 14 hereof, executed Stockholders Agreement described in Section 8 below, payment of the exercise price, and such other representations and agreements as may be required by the Administrator. The exercise price may be paid in cash, check, or consideration received by the Company under a broker assisted sale and remittance program acceptable to the Administrator.

        8.    Stockholders Agreement.    Notwithstanding any other provision of this Agreement to the contrary, the initial exercise of this option shall be further conditioned upon the execution and delivery by the Optionee and, if applicable, his/her spouse, of the Stockholders Agreement (in the form attached hereto as Exhibit A), to the extent not already a party thereto. This provision shall terminate in the event of a Qualified Public Offering.

        9.    Regulatory Compliance.    The issue and sale of Common Stock pursuant to this Agreement shall be subject to full compliance with all then applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

        10.    Legends.    The certificates evidencing the Common Stock issued upon exercise of this option, if any, shall bear the following legend, if applicable, at the time of exercise:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT OR SUCH LAWS OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

In addition, each certificate evidencing the Common Stock issued upon exercise of this option, if any, shall be endorsed with the following legend:

    THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT BETWEEN BRIDGEPOINT EDUCATION, INC., A DELAWARE CORPORATION (THE "COMPANY"), THE HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE, AND CERTAIN OTHER INVESTORS. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL BUSINESS OFFICE OF THE COMPANY.

        11.    Modification and Termination.    The rights of the Optionee are subject to modification and termination in certain events, as provided in the Plan.

        12.    Withholding Tax.    As a condition to the exercise of this option, the Optionee shall make such arrangements as the Administrator may require for the satisfaction of any federal, state and local income, and employment tax withholding requirements that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Administrator may require for the satisfaction of any federal, state and local income, and employment tax withholding requirements that may arise in connection with the disposition of Shares purchased by exercising this option. The Optionee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Optionee's salary) in cash or check. At the Administrator's election, the Optionee may pay the withholding amount with Shares (including previously vested Optioned Stock); provided, however, that payment in Stock shall be limited to the withholding amount calculated using the minimum statutory withholding rates interpreted in accordance with applicable accounting requirements, or consideration received by the Company under a broker assisted sale and remittance program acceptable to the Administrator.

        13.    Holder of Shares.    Neither the Optionee nor the Optionee's legal representative, legatee or distributee shall be, or be deemed to be, a holder of any Shares subject to this option unless and until such person has been issued a certificate or certificates therefor. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are so issued.

        14.    Investment Covenant.    The Optionee represents and agrees that if the Optionee exercises this option in whole or in part at a time when there is not in effect under the Act, a registration statement relating to the Shares issuable upon exercise hereof and there is not available for delivery a prospectus meeting the requirements of Section 10(a)(3) of such Act, (i) the Optionee will acquire the Shares upon such exercise for the purpose of investment and not with a view to the distribution thereof, (ii) if requested by the Company, upon such exercise of this option, the Optionee will furnish to the Company an investment letter in form acceptable to it, (iii) if requested by the Company, prior to selling or offering for sale any such Shares, the Optionee will furnish the Company with an opinion of counsel satisfactory to it to the effect that such sale may lawfully be made and will furnish it with such certificates as to factual matters as it may reasonably request, and (iv) certificates representing such shares may be marked with an appropriate legend describing such conditions precedent to sale or transfer. Any person or persons entitled to exercise this option under the provision of Section 6 hereof shall furnish to the Company letters, opinions, and certificates to the same effect as would otherwise be required of the Optionee.

        15.    Nondisclosure.    Optionee acknowledges that the grant and terms of this option are confidential and may not be disclosed by Optionee to any other person, including other employees of the Company and other participants in the Plan, without the express written consent of the Company's President. Notwithstanding the foregoing, the Optionee may disclose the grant and terms of this option to the Optionee's family member, financial advisor, and attorney. Any breach of this provision will be deemed to be a material breach of this Agreement.

        16.    Governing Law.    This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware.

        17.    Successors.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted successors and assigns.

        18.    Plan.    This Agreement is subject to all of the terms and provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Optionee. The Optionee further acknowledges receipt of a copy of the Stockholders Agreement. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan, this Agreement, and Notice of Stock Option Grant.

        19.    Rights to Future Employment.    This option does not confer upon the Optionee any right to continue in the Service of the Company or any Affiliate, nor does it limit the right of the Company to terminate the Service of the Optionee at any time.

        20.    Market Stand-Off.    In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Act, including the Company's initial public offering, the Optionee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Agreement without the prior written consent of the Company or its underwriters. Such restriction (the "Market

Stand-Off") shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed 180 days. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares acquired under this Agreement until the end of the applicable stand-off period. The Company's underwriters shall be beneficiaries of the agreement set forth in this Section. This Section shall not apply to Shares registered in the public offering under the Act, and the Optionee shall be subject to this Section only if the directors and officers of the Company are subject to similar arrangements.

        21.    Change in Control.    In the event of a Change in Control prior to the Optionee's Termination Date, the provisions of Section 6(h) of the Plan shall apply.

        22.    Entire Agreement.    The Notice of Stock Option Grant, this Agreement, and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

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  Exhibit 10.2